DLJ FOCUS FUNDS
                            TREASURERS CERTIFICATE

    	The undersigned does hereby certify that (a) he is the Treasurer of DLJ Focus Funds, a Massachusetts business trust (the "Fund"); (b) the
Fund's Registration Statement on Form N-1A in Post-Effective Amendment No. 25 under the Securities Act of 1933, as amended, is in full force and effect and no stop order is in effect relating thereto nor, to the undersigned's best knowledge, has any proceeding to impose a stop order been commenced to date;
(c) during the fiscal year ended October 31, 2000, the Fund issued 8,673,550 shares of beneficial interest of the Fund (comprised of Class A, Class B, Class C and Class R shares of the Fixed Income Fund, Small Company Value Fund and Municipal Trust Fund,as well as Class A, Class B, Class C, Class D and
Class R of the Core Equity Fund and Growth and Income Fund, the five series designated by the Fund) (the "Shares"); (d) the Shares were sold and issued in accordance with the terms of (1) the Fund's Amended and Restated
 Agreement and Declaration of Trust, as amended, and (2) the Registration Statement on Form N-1A of the Fund (File No. 33-03706), as amended; (e) as consideration for each of the Shares, the Fund received cash, in an amount equal to the appropriate net asset value on the date issued of each Share (aggregating $159,916,834) and said net asset value was in all instances not less than the par value of each Share; and (f) in connection with the issuance of each Share, its net asset value was computed in accordance with the Registration Statement and the appropriate rules and regulations of the Securities and Exchange Commission.

Dated:  January 29, 2001
                                            						/s/ Martin Jaffe
							                                             	Martin Jaffe, Treasurer